Exhibit 99.2

Contacts: Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com 757-380-2341 Rick Wyatt (Bond Investors) Rick.Wyatt@hii-co.com 757-380-2101

Huntington Ingalls Industries Announces Pricing of 0.670% Senior Notes Due 2023 and 2.043% Senior Notes Due 2028

NEWPORT NEWS, Va. (Aug. 9, 2021) — Huntington Ingalls Industries, Inc. (NYSE: HII) (“HII” or the “Company”) announced today that it has priced its offering of $400 million aggregate principal amount of 0.670% Senior Notes due 2023 (the “2023 Notes”) and $600 million aggregate principal amount of 2.043% Senior Notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes,” and such offering, the “Notes Offering”).

The Notes Offering is part of the financing for the previously announced acquisition of Alion Science and Technology (“Alion”), pursuant to a Stock Purchase Agreement dated as of July 4, 2021 (the “Alion Purchase Agreement”), by and among Alion Holding Corp., Alion Holdings LLC and the Company (the “Alion Acquisition”). The Company expects to use the net proceeds from the Notes Offering, together with borrowings under its term loan credit facility, to fund the purchase price for the Alion Acquisition.

The Notes Offering is not conditioned upon the consummation of the Alion Acquisition and the completion of the Alion Acquisition is subject to certain conditions. If the closing of the Alion Acquisition has not occurred on or prior to the earlier of (i) April 4, 2022 (subject to an extension of up to 60 days under certain circumstances), and (ii) the date the Alion Purchase Agreement is terminated, the Company will be required to redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, together with accrued and unpaid interest thereof, if any, to, but excluding, the special mandatory redemption date. There is no escrow account for, or security interest in, the proceeds from the sale of the Notes. Additionally, the Company expects to enter into a registration rights agreement pursuant to which it will agree to file a registration statement with respect to an offer to exchange the Notes for substantially identical notes registered under the Securities Act (or, under certain circumstances, a shelf registration statement covering resales of the Notes).

The Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by each of the Company’s domestic subsidiaries that guarantees debt under the Company’s amended and restated revolving credit facility and, subject to certain exceptions, any domestic subsidiaries that guarantee the Company’s debt in the future under any other credit facilities or capital markets debt. The Notes Offering is expected to close on Aug. 16, 2021, subject to customary closing conditions.

The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities, and there shall not be any offer to sell, solicitation of an offer to buy or sale of the Notes in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of an offering memorandum.

About Huntington Ingalls Industries

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, and nuclear and environmental services. Headquartered in Newport News, Virginia, HII employs approximately 41,000 people operating both domestically and internationally.

For more information, visit:

•	HII on the web: www.huntingtoningalls.com
•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries
•	HII on Twitter: twitter.com/hiindustries
•	HII on YouTube: www.youtube.com/huntingtoningalls
•	HII on Instagram: www.instagram.com/huntingtoningalls

Statements in this press release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: the failure to complete the sale or issuance of the Notes; the risk that the conditions to the closing of the Alion Acquisition, including receipt of required regulatory approvals, are not satisfied; our ability to realize the anticipated synergies, growth prospects and other benefits of the Alion Acquisition, including the risk that the anticipated benefits from the Alion Acquisition may not be realized within the expected time period or at all; competition from larger or more established companies in the relevant markets; our ability to retain and hire key personnel; challenges, risks and costs associated with integrating the operations of Alion; changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); the Company’s ability to estimate its future contract costs and perform its contracts effectively; changes in procurement processes and government regulations and the Company’s ability to comply with such requirements; the Company’s ability to deliver its products and services at an affordable life cycle cost and compete within its markets; natural and environmental disasters and political instability; the Company’s ability to execute its strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic; changes in key estimates and assumptions regarding the Company’s pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission. The COVID-19 pandemic may amplify, and in the future could amplify, the risks, uncertainties and assumptions in such forward looking statements and risk factors. There may be other risks and uncertainties that the Company is unable to predict at this time or that it currently does not expect to have a material adverse effect on its business, and the Company undertakes no obligations to update or revise any forward-looking statements. You should not place undue reliance on any forward-looking statements that the Company may make.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607